Exhibit 99.1

Oxbridge Re Reports Solid Q2 2026 Results and Launches AI GridWorks to Develop and Own AI Data Centers

AI GridWorks Expands Oxbridge into AI Infrastructure, Complementing Its Existing RWA Business

GRAND CAYMAN, Cayman Islands, August 13, 2026 - Oxbridge Re Holdings Limited (NASDAQ: OXBR) (the “Company”), together with its subsidiaries, today reported its results for the three and six months ended June 30, 2026, and provided an update on the continued growth of its real-world asset (“RWA”) business and its strategic expansion into AI infrastructure through AI GridWorks, its newly formed subsidiary focused on developing, owning and operating AI data centers and related infrastructure.

During the quarter ending June 30, 2026 and subsequent period, Oxbridge continued to expand its strategy of originating, structuring and tokenizing real-world assets. SurancePlus was developed as a platform for tokenizing RWAs, with reinsurance serving as its initial asset class. Oxbridge began by tokenizing reinsurance originated through its own operations and has since expanded the platform to third-party reinsurance opportunities, including its work with HCI Group, Inc. and Fortex Reinsurance SPC, Ltd.

In parallel, Oxbridge has expanded its growth strategy into AI infrastructure through the launch of AI GridWorks, a dedicated platform focused on developing, owning and operating AI data centers and related infrastructure. Since launching the initiative, the Company has moved quickly to assemble an experienced infrastructure team and advanced its development pipeline.

Oxbridge believes AI GridWorks and SurancePlus represent two distinct but complementary growth platforms, providing multiple opportunities for long-term growth and shareholder value creation.

Second Quarter Results and Cash Position

As of June 30, 2026, Oxbridge reported $19.82 million in restricted cash and cash equivalents, an increase of $12.85 million from $6.98 million at December 31, 2025.

The Company believes this places Oxbridge in a strong position as it advances its AI infrastructure strategy and continues to grow its RWA business.

SurancePlus: Performance of Tokenized Reinsurance Offerings

For the 2025-2026 treaty year, the EtaCat Re and ZetaCat Re tokenized reinsurance offerings originally targeted annual returns of 20% and 42%, respectively. During the quarter, the Company announced that the offerings delivered actual annualized returns of 29.3% and 43.4%, respectively, exceeding their original targets.

These results continued the performance track record of Oxbridge’s tokenized reinsurance strategy and preceded the launch of the Company’s 2026-2027 offerings.

SurancePlus: 2026-2027 Tokenized Reinsurance Offerings

SurancePlus continues to expand its tokenized reinsurance platform through both Oxbridge-originated offerings and third-party reinsurance opportunities, demonstrating the platform’s ability to support multiple sources of reinsurance assets.

During the quarter and six-month period ending June 30, 2026, SurancePlus completed five private placements of tokenized reinsurance securities on the Solana blockchain, raising $7.1 million in aggregate gross proceeds.

The five offerings included two offerings backed by reinsurance originated through Oxbridge - T20 and T42 - together with three third-party reinsurance offerings associated with HCI Group and Fortex Re.

Oxbridge-Originated Offerings

● T20 - Target Annual Return: 20%

● T42 - Target Annual Return: 42%

The T20 and T42 offerings represent the continuation of Oxbridge’s established reinsurance origination and tokenization strategy, with the underlying reinsurance opportunities originated through Oxbridge and tokenized through the SurancePlus platform.

Based on performance to date, both offerings are currently on track with their targeted annual returns, subject to underwriting performance through the applicable treaty period.

Third-Party HCI Re 2026 Offerings

The three HCI-related offerings represent an important expansion of SurancePlus beyond Oxbridge-originated reinsurance into third-party reinsurance opportunities, demonstrating the ability of the SurancePlus platform to structure and tokenize real-world assets originated by third parties.

The HCI Re 2026 offerings target annual returns as follows, assuming no underwriting losses:

● HCI Re 2026 Series A - Target Annual Return: 224%

● HCI Re 2026 Series B - Target Annual Return: 122%

● HCI Re 2026 Series C - Target Annual Return: 17%

Since launching its reinsurance tokenization platform, SurancePlus has completed offerings across four consecutive treaty years, issuing approximately 1.27 million tokenized securities raising more than $16 million in cumulative gross proceeds across multiple blockchain platforms backing over $31 million of deployed capital in tokenized reinsurance contracts.

AI GridWorks: Building an AI Infrastructure Platform

Following the end of the quarter ending June 30, 2026, Oxbridge launched AI GridWorks, a dedicated AI infrastructure platform focused on developing, owning and operating AI data centers and related infrastructure.

AI GridWorks is intended to participate across multiple stages of the AI infrastructure development lifecycle, including identifying and securing strategic sites, developing powered land, and developing, owning and operating data center infrastructure. This approach provides Oxbridge with flexibility to create value through the development and potential disposition of infrastructure assets, as well as through the ownership and operation of completed data center facilities.

Oxbridge believes the continued growth of artificial intelligence and increasing demand for computing capacity are creating significant long-term opportunities for the development of the physical infrastructure required to support the AI economy.

To support the initiative, Oxbridge has assembled an experienced AI infrastructure team with deep subject-matter expertise across hyperscale data centers, power infrastructure, strategic real estate and site development. The team brings experience supporting approximately 2.9 GW of deployed hyperscale data center infrastructure and originating approximately 3 GW of powered land opportunities, together with extensive mission-critical infrastructure development experience.

Importantly, AI GridWorks is being developed as an AI infrastructure business and not simply as an extension of Oxbridge’s tokenization activities. Its primary focus is the development, ownership and operation of the underlying physical infrastructure.

Over time, Oxbridge’s established RWA capabilities may provide an additional opportunity to structure or tokenize interests in certain AI infrastructure assets and associated revenue streams developed through AI GridWorks.

Management believes this provides Oxbridge with a differentiated opportunity to combine physical infrastructure development with its existing expertise in real-world asset structuring and tokenization.

Two Complementary Growth Platforms

Management believes AI GridWorks and SurancePlus represent two complementary growth platforms for Oxbridge.

AI GridWorks is focused on developing, owning and operating physical infrastructure supporting the expanding AI economy, while SurancePlus provides Oxbridge with an established platform for originating, structuring and tokenizing real-world assets.

Together, the platforms provide Oxbridge with the opportunity to develop and own real-world assets while potentially leveraging its existing financial infrastructure to create additional ways to structure, finance and provide access to those assets over time.

Jay Madhu, Chairman and CEO of Oxbridge and SurancePlus, commented:

“Oxbridge is entering an important new phase of growth. We have demonstrated our ability to structure and tokenize real-world assets through SurancePlus, initially with reinsurance originated through our own operations and now with third-party reinsurance.

Our previous tokenized reinsurance offerings exceeded their targeted annual returns, and our current T20 and T42 offerings are tracking in line with their targeted returns, subject to underwriting performance through the applicable treaty period. At the same time, the expansion of SurancePlus into third-party reinsurance demonstrates the broader potential of the platform.

With AI GridWorks, we have expanded our growth strategy into AI infrastructure and are moving quickly to build the capabilities, team and development pipeline necessary to execute on this opportunity. Our focus is on developing and owning the physical infrastructure required to support the continued growth of artificial intelligence and creating value from the underlying assets themselves.

We believe AI GridWorks and SurancePlus provide Oxbridge with two complementary growth platforms. By combining infrastructure development with our established real-world asset capabilities, we believe we are positioning Oxbridge to participate in the growth of AI infrastructure while creating multiple avenues for long-term shareholder value.”

Financial Performance

General

Net income for the quarter ended June 30, 2026 was $176,000, or $0.02 basic and diluted income per share compared to a net loss of $1.87 million or ($0.25) basic and diluted loss per share, for the quarter ended June 30, 2025. The increase in net income / decrease in net loss is primarily due to a decrease in loss and loss adjustment expenses as there were no underwriting losses recorded for the period ended June 30, 2026. SurancePlus management fee income along with reduced professional fees and overall compensation contributed towards the net income result for the quarter.

Net income for the six months ended June 30, 2026 was $198,000, or $0.02 basic and diluted income per share compared to a net loss of $2.01 million or ($0.28) basic and diluted loss per share, for the six month ended June 30, 2025. The decrease in net loss is primarily due to a decrease in loss and loss adjustment expenses as there were no underwriting losses recorded for the period ended June 30, 2026. SurancePlus management fee income along with reduced professional fees and overall compensation contributed towards the net income result for the six months period ended June 30, 2026.

 Premium Income

Net premiums earned for the quarter ended June 30, 2026 decreased to $368,000 from $582,000 for the quarter ended June 30, 2025. The decrease is due to lower weighted average rate on reinsurance contracts in force during the quarter ended June 30, 2026, as well as a lower amount of capital deployed into reinsurance contracts during the quarter when compared to the prior period.

Net premiums earned for the six months ended June 30, 2026 decreased to $924,000 from $1.11 million for the six months ended June 30, 2025. The decrease is due to lower weighted average rate on reinsurance contracts in force during the six months ended June 30, 2026, as well as a lower amount of capital deployed into reinsurance contracts during the six-month period when compared to the prior period.

Expenses

For the quarter ended June 30, 2026, total expenses, including policy acquisition costs and general and administrative expenses, decreased to $647,000 from $3.6 million for the quarter ended June 30, 2025. The decrease is primarily due to no underwriting losses incurred and recognized for the three months ended June 30, 2026. Reduced professional fees and overall compensation also contributed towards the decrease for the quarter.

For the six months ended June 30, 2026, total expenses, including policy acquisition costs and general and administrative expenses, decreased to $1.2 million from $4.2 million for the six months ended June 30, 2025. The decrease is primarily due to no underwriting losses incurred and recognized for the three months ended June 30, 2026. Reduced professional fees and overall compensation also contributed towards the decrease for the six months period ended June 30, 2026.

Cash & restricted cash

As of June 30, 2026, our restricted cash and cash equivalents increased by $12.85 million to $19.82 million, from $6.98 million as of December 31, 2025. The increase is the net result of the investment in the new tokenized securities, release of collateral from 25-26 reinsurance treaty contracts and premium deposits made during the six months ending June 30, 2026.

Financial Ratios

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business. The loss ratio decreased to 0% from 394% for the quarter ended June 30, 2026 when compared with prior comparative period. The decrease was due to no underwriting losses being recorded for the quarter ending June 30, 2026 whereas a full limit loss was recognized for one of the reinsurance contracts during the three-month period ending June 30, 2025.

The loss ratio decreased to 0% from 194.8% for the six-month period ended June 30, 2026 when compared with prior comparative period. The decrease was due to no losses being recorded for the six-month period ending June 30, 2026 whereas a full limit loss was recognized for one of the reinsurance contracts during the six-month period ending June 30, 2025.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs to net premiums earned. The acquisition cost ratio increased marginally to 12% from 11% for the quarter ending June 30, 2026 when compared to prior comparable period. The increase in acquisition cost ratio is due to reduced net premiums earned and marginal premium adjustments recognized during the quarter ending June 30, 2026 when compared to prior comparable period.

The acquisition cost ratio increased marginally to 11.4% from 11% for the six-month period ending June 30, 2026 when compared to prior comparable period. The increase in acquisition cost ratio is due to reduced net premiums earned and marginal premium adjustments recognized during the six-month period ending June 30, 2026 when compared to prior comparable period.

Expense Ratio. The expense ratio is the ratio of policy acquisition costs and general and administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance. For the quarter ended June 30, 2026, the expense ratio decreased to 175.8%, from 227% for the quarter ended June 30, 2025. The decrease is primarily due to reduced professional fees and overall compensation during the quarter, when compared with the prior year period.

For the six-month period ended June 30, 2026, the expense ratio decreased to 133.1%, from 160.7% for the six-month period ended June 30, 2025. The decrease is primarily due to reduced professional fees and overall compensation during the six months period ended June 30, 2026, when compared with the prior year period.

Combined ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. For the three-month period ended June 30, 2026, the combined ratio decreased to 175.8%, from 621% for the quarter ended June 30, 2025. The decrease is primarily due to decreased underwriting losses, as well as reduced professional fees and overall compensation during the quarter, when compared with the prior year period.

The combined ratio is the sum of the loss ratio and the expense ratio. For the six-month period ended June 30, 2026, the combined ratio decreased to 133.1%, from 355.5% for the six-month period ended June 30, 2025. The decrease is primarily due to decreased underwriting losses, as well as reduced professional fees and overall compensation during the six-month period ended June 30, 2026, when compared with the prior year period.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: August 13, 2026

Time: 4.30 p.m. Eastern time

Toll-free number: 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6280

media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call until August 27, 2026.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13762088

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (NASDAQ:OXBR,OXBRW) (“Oxbridge”) is a publicly traded holding company headquartered in the Cayman Islands, focused on building and growing businesses at the intersection of digital finance and artificial intelligence infrastructure.

Through its SurancePlus platform, Oxbridge has pioneered the tokenization of Real-World Assets (RWAs) by developing one of the first blockchain-based platforms to offer tokenized reinsurance securities sponsored by a subsidiary of a publicly traded company. The Company’s regulated reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge Re NS, provide property and casualty reinsurance solutions serving insurers in the Gulf Coast region of the United States.

Through AI GridWorks, Oxbridge is expanding into AI infrastructure with a focus on developing, owning, and operating AI data centers and the supporting infrastructure required to meet the rapidly growing demand for AI compute.

For more information, visit www.oxbridgere.com, www.suranceplus.com, and www.aigridworks.ai

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2026. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June 30, 2026	At December 31, 2025

Assets
Cash and cash equivalents	4,111	268
Restricted cash and cash equivalents (Cat Re token program)	3,691
Restricted cash and cash equivalents (HCI 2026 token program)	12,020	6,708
Premiums receivable	307	766
Deferred policy acquisition costs	35	102
Operating lease right-of-use assets	62	43
Prepayment and other assets	132	150
Property and equipment, net	14	16
Total assets	$20,372	8,053

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	91	91
Premium payable	31
Notes payable to noteholders	118	118
Unearned Premium Reserve	316	926
Losses payable	73	73
Operating lease liabilities	62	43
Accounts payable and other liabilities	329	309
Total liabilities	1,020	1,560

Mezzanine Equity
Due to Cat Re / T20 / T42 tokenholders	558	518
100,000 HCI 2026 Series A tokens at redemption value of $36 per token	3,600
100,000 HCI 2026 Series B tokens at redemption value of $49 per token	4,900
100,000 HCI 2026 Series C tokens at redemption value of $35.2 per token	3,520
Total Mezzanine equity	12,578	518

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 500,000,000 shares authorized; 8,101,374 and 7,664,122 shares issued and outstanding)	6	6
Additional paid-in capital	38,516	38,047
Accumulated Deficit	(31,936)	(32,137)
Total Oxbridge shareholders’ equity	6,586	5,916
Non-controlling interests	188	59
Total shareholders’ equity	6,774	5,975
Total liabilities, mezzanine and shareholders’ equity	$20,372	8,053

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Income

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended Jun, 30		Six Months Ended Jun, 30
	2026	2025	2026	2025

Revenue
Assumed premiums	314	2,222	314	2,222
Change in unearned premiums reserve	54	(1,640)	610	(1,046)

Net premiums earned	368	582	924	1,176
SurancePlus management fee income	501	1	501	1
Net investment and other income	71	93	139	173
Unrealized loss on other investments	-	-	-	(20)
Realized gain on other investments	-	-	-	35
Change in fair value of equity securities	-	(12)	-	(9)

Total revenue	940	664	1,564	1,356

Expenses
Losses and loss adjustment expenses	-	2,293	-	2,293
Policy acquisition costs and underwriting expenses	44	64	105	129
General and administrative expenses	603	1,257	1,125	1,762

Total expenses	647	3,614	1,230	4,184

Income (loss) before income / loss attributable to tokenholders and non-controlling interests	293	(2,950)	333	(2,828)

(Income) loss attributable to tokenholders	(1)	946	(3)	699

Income (loss) before income attributable to non-controlling interests	292	(2,004)	330	(2,129)

(Income) loss attributable to non-controlling interests	(116)	131	(132)	117

Net income (loss) Income attributable to ordinary shareholders	176	(1,873)	198	(2,012)

(Loss) Income per share attributable to shareholders
Basic and Diluted	0.02	0.25	0.02	(0.28)

Weighted-average shares outstanding
Basic and Diluted	8,101,374	7,442,922	7,961,597	7,174,014

Performance ratios to net premiums earned:
Loss ratio	0.0%	394.0%	0.0%	194.80%
Acquisition cost ratio	12.0%	11.0%	11.4%	11.0%
Expense ratio	175.8%	227.0%	133.1%	160.70%
Combined ratio	175.8%	621.0%	133.1%	355.50%